Exhibit 99.1

Clearwater Paper Reports Strong Second Quarter 2012 Results and Record Quarterly EBITDA

SPOKANE, Wash.--(BUSINESS WIRE)--July 25, 2012--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the second quarter of 2012.

The company reported net earnings of $21.5 million, or $0.91 per diluted share, for the second quarter of 2012, compared to net earnings of $13.9 million, or $0.59 per diluted share, for the second quarter of 2011.

Second quarter 2012 earnings before interest, taxes, depreciation and amortization, or EBITDA, was $64.2 million, compared to $52.4 million in the second quarter of 2011. Second quarter 2012 Adjusted EBITDA, which excludes approximately $1.0 million of legal expenses related to the attempt to enjoin delivery of the TAD tissue machine to the company’s Shelby, North Carolina facility and a $1.0 million loss associated with the sale of legacy Cellu Tissue foam manufacturing assets, was $66.2 million.

"Strong Consumer Products and Pulp and Paperboard results produced record quarterly EBITDA,” said Gordon Jones, chairman and chief executive officer. “In addition, cost savings synergies from our Cellu Tissue acquisition came in ahead of our estimates in the first two quarters of 2012, and our new paper machine facility in Shelby remains on budget and on time, with production expected to begin by year end.”

The company repurchased 238,482 shares at a total cost of $7.5 million during the second quarter pursuant to its previously announced $30 million share buyback program. Since announcing the program in July 2011, the company has repurchased 571,782 shares at a total cost of $18.8 million for an average share price of $32.91.

SECOND QUARTER 2012 SEGMENT PERFORMANCE

Consumer Products

Net sales in the Consumer Products segment increased 5.2% to $283.1 million for the second quarter of 2012, as compared to second quarter 2011 net sales of $269.1 million, as a result of higher net selling prices and an increase in volumes. The $25.7 million of operating income for the second quarter of 2012 was approximately 275% higher as compared with the second quarter of 2011, primarily due to higher net sales and lower external pulp costs. Operating income for the second quarter of 2012 included a $1.0 million loss on the sale of legacy Cellu Tissue foam manufacturing assets.

  Tissue sales volume increased 3.3% to 132,978 tons in the second quarter of 2012 compared to the second quarter of 2011 due to consistent retail sales and increased parent roll sales.
  Net selling prices increased 2.0% to $2,129 per ton in the second quarter of 2012 compared to the second quarter of 2011 due to the segment’s retail price increase that was implemented in the fourth quarter of 2011 and the first quarter of 2012, as well as sales mix improvements.
  The company has increased its expected 2012 cost savings from synergies related to the Cellu Tissue acquisition from $20 million to $28 million, with $6.7 million realized in the second quarter of 2012, and still expects that its annual run rate of cost savings from these synergies will be in the range of $35 to $40 million by the end of 2012.

Pulp and Paperboard

Net sales of $190.5 million for the second quarter of 2012 were down 15.5%, compared to second quarter 2011 net sales of $225.5 million. The decrease in net sales was primarily due to the sale of the company’s Lewiston, Idaho sawmill in November 2011. In addition, there was a reduction in the sale of external pulp due to increased internal usage and lower paperboard volumes relative to the second quarter of 2011. Operating income for the quarter declined 7.1% to $32.0 million, compared to $34.5 million for the second quarter of 2011, primarily due to the decline in sales volumes partially offset by lower pulp, energy and transportation costs.

  Paperboard volumes declined 4.3% to 193,285 tons versus a record second quarter of 2011.
  Pulp net sales of $2.1 million were down $5.9 million versus the second quarter of 2011 due primarily to the increased internal usage of pulp produced by the company and a 30% decline in pulp sales prices.

Taxes

The actual income tax rate for the second quarter of 2012 was 39.2%, compared to 38.3% in the second quarter of 2011. Excluding discrete items, the effective tax rate in the second quarter of 2012 was approximately 35.3%. The estimated annual effective tax rate for 2012, excluding discrete items, is expected to be approximately 35.1%.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, the company presents its results for the second quarter of 2012 and 2011, including EBITDA and Adjusted EBITDA. The EBITDA and Adjusted EBITDA amounts are not in accordance with generally accepted accounting principles (GAAP) and accordingly reconciliations of EBITDA and Adjusted EBITDA to net earnings determined in accordance with GAAP are included at the end of this press release.

CONFERENCE CALL INFORMATION

A live audio webcast and conference call will be held today, Wednesday, July 25, 2012, at 2 p.m. Pacific time (5 p.m. Eastern time). Investors may access the conference call by dialing 877-303-9241 (for U.S./Canada investors) or 760-666-3575 (for international investors). The audio webcast may be accessed on the company's website at http://ir.clearwaterpaper.com/events.cfm. An accompanying presentation including supplemental information will be available for downloading at the same site at 1 p.m. Pacific time (4 p.m. Eastern time). The webcast will be audio only. Investors are recommended to download the accompanying presentation prior to the call.

For those unable to participate in the call, an archived recording will be available through the Clearwater Paper Corporation website www.clearwaterpaper.com under "Investor Relations" following the conference call.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, machine glazed tissue, bleached paperboard and pulp at 15 manufacturing locations in the U.S. and Canada. The company is a premier supplier of private label tissue to major retailers and wholesale distributors. This includes grocery, drug, mass merchants and discount stores. The company also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper's employees build shareholder value by developing strong customer partnerships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding estimated cost savings synergies from the company’s acquisition of Cellu Tissue, the expected budget, operational timeline and production of the company’s new paper machine in Shelby, North Carolina, and estimated tax rates for 2012. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, difficulties with the integration process or the realization of the benefits expected from the company's acquisition of Cellu Tissue; the company's ability to complete its new facilities; competition from larger producers; customers' product preferences; changes in the United States and international economies; changes in raw material and energy costs, including external pulp costs; cyclical industry conditions; competitive pricing pressure for the company's products; changes in transportation costs and disruptions in transportation services; the company’s qualification to retain, or ability to utilize, tax credits associated with alternative fuel or cellulosic biofuels and the tax treatment associated with receipt of such credits; unanticipated manufacturing disruptions; labor disruptions; changes in general and industry-specific laws and regulations; unforeseen environmental liabilities or expenditures; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

For additional information on Clearwater Paper, please visit the company’s website at www.clearwaterpaper.com.

Clearwater Paper Corporation
Condensed Consolidated Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2012		2011		2012		2011
Net sales	$473,572	100%	$494,627	100%	$931,370	100%	$960,457	100%
Costs and expenses:
Cost of sales	(398,546)	84%	(433,358)	88%	(801,622)	86%	(848,278)	88%
Selling, general and administrative expenses	(30,529)	6%	(27,476)	6%	(59,603)	6%	(54,840)	6%
Total operating costs and expenses	(429,075)	91%	(460,834)	93%	(861,225)	92%	(903,118)	94%
Income from operations	44,497	9%	33,793	7%	70,145	8%	57,339	6%
Interest expense, net	(9,147)	2%	(10,992)	2%	(18,875)	2%	(22,325)	2%
Other, net	-	-	(229)	-	-	-	(705)	-
Earnings before income taxes	35,350	7%	22,572	5%	51,270	6%	34,309	4%
Income tax provision	(13,861)	3%	(8,649)	2%	(26,055)	3%	(14,782)	2%
Net earnings	$21,489	5%	$13,923	3%	$25,215	3%	$19,527	2%

Net earnings per common share:
Basic	$0.92		$0.60		$1.08		$0.85
Diluted	0.91		0.59		1.07		0.82
Average shares outstanding (in thousands):
Basic	23,460		23,038		23,325		23,032
Diluted	23,697		23,709		23,548		23,710

All common share and per share amounts have been adjusted for the two-for-one stock split effected in the form of a stock dividend distributed on August 26, 2011.

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in thousands)

	June 30,	December 31,
	2012	2011

ASSETS
Current assets:
Cash	$17,215	$8,439
Restricted cash	770	769
Short-term investments	20,000	55,001
Receivables, net	171,394	176,189
Taxes receivable	13,813	10,000
Inventories	237,623	244,071
Deferred tax assets	25,878	39,466
Prepaid expenses	8,446	11,396
Total current assets	495,139	545,331

Property, plant and equipment, net	801,818	735,566
Goodwill	229,533	229,533
Intangible assets, net	46,485	49,748
Other assets, net	10,088	11,140
TOTAL ASSETS	$1,583,063	$1,571,318

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$151,997	$144,631
Current liability for pensions and other postretirement employee benefits	9,861	9,861
Total current liabilities	161,858	154,492

Long-term debt	523,810	523,694
Liability for pensions and other postretirement employee benefits	199,196	215,932
Other long-term obligations	47,435	48,474
Accrued taxes	77,990	74,464
Deferred tax liabilities	70,528	69,358
Stockholders' equity, excluding accumulated other comprehensive loss, net of tax	614,469	600,169
Accumulated other comprehensive loss, net of tax	(112,223)	(115,265)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,583,063	$1,571,318

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2012		2011		2012		2011
Segment net sales:
Consumer Products	$283,122	60%	$269,118	54%	$560,952	60%	$538,370	56%
Pulp and Paperboard	190,450	40%	225,509	46%	370,418	40%	422,087	44%
Total segment net sales	$473,572	100%	$494,627	100%	$931,370	100%	$960,457	100%

Operating income:
Consumer Products	$25,696	58%	$6,868	20%	$51,967	74%	$20,683	36%
Pulp and Paperboard	32,001	72%	34,456	102%	43,659	62%	50,104	87%
	57,697		41,324		95,626		70,787
Corporate and eliminations	(13,200)	30%	(7,531)	22%	(25,481)	36%	(13,448)	23%

Income from operations	$44,497	100%	$33,793	100%	$70,145	100%	$57,339	100%

Clearwater Paper Corporation
Reconciliation of Consolidated Net Earnings to EBITDA
Unaudited (Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net earnings	$21,489	$13,923	$25,215	$19,527
Add back:
Interest expense, net	9,147	10,992	18,875	22,325
Income tax provision	13,861	8,649	26,055	14,782
Depreciation and amortization expense	19,730	18,870	39,278	37,539
EBITDA	$64,227	$52,434	$109,423	$94,173

Loss on sale of foam assets	1,014	-	1,014	-
Expenses associated with Metso litigation	958	-	1,948	-

Adjusted EBITDA	$66,199	$52,434	$112,385	$94,173

CONTACT:
Clearwater Paper Corporation
News media:
Matt Van Vleet, 509-344-5912
or
Interim CFO:
John Hunter, 509-344-5947
or
Investors:
IR Sense
Sean Butson, 509-344-5906